EX-99.h.3.f
SIXTH AMENDMENT
TO
CHIEF COMPLIANCE OFFICER SERVICES AGREEMENT

THIS AMENDMENT, dated as of [       ], 2013, entered into by and among EGA Emerging Global Shares Trust, a Delaware statutory trust (“CLIENT”), and ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation, modifies the Chief Compliance Officer Services Agreement, dated as of April 17, 2009, as amended from time to time by and between CLIENT and ALPS (the “Agreement”).

WITNESSETH:

WHEREAS, pursuant to the Agreement, ALPS provides a chief compliance officer and certain compliance services described in the Agreement to CLIENT, on behalf of its existing portfolios; and

 WHEREAS, the parties wish to amend the manner in which ALPS will receive compensation for the services it provides under the Agreement.

 NOW THEREFORE, in consideration of their mutual promises, the parties agree to amend the Agreement, effective [      ], 2013, by replacing Section 3(a) of the Agreement in its entirety with the following:

(a)           ALPS and CLIENT agree that compensation for the performance of the Services shall be as set forth in Schedule A hereto.

Except to the extent modified by this Amendment, the terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date first above written.

EGA Emerging Global Shares Trust	ALPS Fund Services, Inc.
By: ________________________ Name: Robert C. Holderith Title: President	By: _________________________ Name: Thomas A. Carter Title: President